Morgan Stanley Universal Institutional Funds, Inc. - U.S.
Real Estate Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Hudson Pacific Properties
Purchase/Trade Date:	 1/23/2014
Offering Price of Shares: $21,500
Total Amount of Offering: 8,250,000
Amount Purchased by Fund: 15,864
Percentage of Offering Purchased by Fund: 0.192
Percentage of Fund's Total Assets: 0.07
Brokers: Wells Fargo Securities, BofA Merrill Lynch,
Barclays, Morgan Stanley, KeyBane Capital Markets
Purchased from: Wells Fargo
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.